Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 4,500,000 shares of common stock of Bed Bath & Beyond, Inc. for issuance under the Bed Bath & Beyond, Inc. 2026 Employment Inducement Equity Incentive Plan, of our report dated December 17, 2024, with respect to the financial statements of Medici Ventures, L.P., included in the Annual Report (Form 10-K) of Bed Bath & Beyond, Inc., for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
August 5, 2026